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                                  May 19, 1997

Mr. Richard D. Ballard, CEO
Physicians' Specialty Corp.
The Medical Quarters
5555 Peachtree Dunwoody Road
Suite 201
Atlanta, Georgia 30342

Dear Rich:

We are pleased to set forth the terms of the engagement of Premier HealthCare, a division of Bock, Benjamin & Co. (the "Advisor") by Physicians' Specialty Corp. (together with its affiliates, the "Company"), in connection with the proposed acquisition by the Company of the assets or equity of Otolaryngology group medical practices and other complementary health care providers (hereinafter to be referred to as "Target"), each to be included on an addendum identified as Exhibit "A" to be attached to this Agreement and by reference made a part hereof.

1. Engagement. The Advisor will assist the Company as financial advisor in connection with any Transaction (as defined below) involving a Target, its assets, subsidiaries or stockholders. The term "Transaction" means any acquisition, purchase, tender offer, exchange offer, merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which the Target or any of its subsidiaries is acquired by or combined with the Company, including, without limitation, the acquisition by the Company, in a single transaction or series of transactions, of any substantial portion of the assets of the Target or any of its subsidiaries, or five percent or more of the Target's outstanding equity securities. The Advisor's services ("Advisory Services") will include introducing the Target, conducting due diligence on behalf of the Company, advising on valuation and structuring a Transaction, assisting the Company in negotiations with the Target, and closing the Transaction. Any advice rendered by the Advisor shall be treated as confidential and will not be disclosed publicly in any manner without the Advisor's written approval. Notwithstanding anything contained herein to the contrary, the Advisor must have provided Advisory Services with respect to a specific Company acquisition or other business combination involving the Company to be included as a Transaction.

2.  Fees.  The Advisor shall be compensated by the Company as follows:

    (a) Success Fee Upon Consummation of a Transaction. Upon consummation of a Transaction during the term of this Agreement (or within 12 months following the termination hereof, so long as Advisor introduced the Target to the Company and performed Advisory


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Richard D. Ballard - Physicians' Specialty Corp.
May 19, 1997
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Services related thereto) the Company shall pay to the Advisor a success fee
("Success Fee") as provided for on Exhibit "B" attached hereto. The amount of Success Fee payable to Advisor shall be reduced by any finder's fee payable by PSC, which Advisor has approved (Advisor deemed to have approved any such fee included in Definitive Agreements), with respect to a Transaction. Notwithstanding anything contained herein to the contrary, the aggregate Success Fee(s) due and payable pursuant to this Paragraph 2(a) in any given year shall be offset by the product of (A) $5,000 and (B) the number of months in that calendar year in which Gerald R. Benjamin is employed by the Company. Further, no Success Fee shall be due and payable with respect to acquisitions consummated simultaneous with the closing of the Company's 2.2 million common share initial public offering.

    (b) Fee Upon Break-up of Transaction. If a Transaction is not consummated, but the Company receives during the term of this agreement or within 12 months following termination hereof a "break up" payment or other payment resulting from efforts to effect a transaction, a judgment or payment in settlement of any claim relating to a Transaction or any investment by the Company in the Target, or other payment from the Target, the Company shall pay to the Advisor a fee equal to the lesser of (i) 25% of the amount so received, net of the Company's documented expenses incurred, paid or due to unrelated parties directly in connection with any such Transaction, or (ii) the amounts that would have been payable pursuant to paragraph (a) hereof had the Transaction been consummated.

3. Indemnification. The Company will indemnify and hold harmless the Advisor and each person, firm or corporation associated with the Advisor in connection with any Transaction, and each of their directors, officers, partners, employees, agents, consultants and attorneys, and each person, firm or corporation controlling, controlled by or under common control with them (including each person controlling them within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934), against all actual and threatened suits, proceedings and claims, and all losses, liabilities and reasonable expenses (including, without limiting the generality of the foregoing, all reasonable fees of counsel and expenses in connection with investigating, preparing for or defending any actual or threatened suit, proceeding or claim or giving testimony or furnishing documents in response to any subpoena or request therefor), incurred in connection therewith, arising from or by reason of or in connection with the Advisor's engagement hereunder or any action taken by the Advisor or any such person in furtherance of such engagement. The Company will reimburse the Advisor and all such persons for all such expenses as they are incurred. The Company will have no obligation to indemnify the Advisor or any other person for any losses, claims, liabilities or expenses which are finally judicially determined to have resulted primarily from the bad faith or gross negligence of the person seeking indemnification hereunder or with respect to actions taken by Advisor outside the scope of its engagement. In the event of such determination, such person shall promptly refund


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Richard D. Ballard - Physicians' Specialty Corp.
May 19, 1997
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to the Company the amount of all expense theretofore advanced pursuant hereto.
These indemnification provisions shall be in addition to, and not in lieu of, any other liability which the Company may otherwise have to the Advisor and such persons or any other right or remedy which the Advisor and such persons may have against the Company.

         If any action, claim, proceeding or investigation is instituted or threatened against the Advisor in respect of which indemnity may be sought against the Company hereunder, the Advisor will give prompt notice to the Company of the commencement of such claim, but the failure to notify the Company will not relieve the Company of any liability that it may have to the Advisor, except to the extent that the Company's defense of such action is prejudiced by the Advisor's failure to give such notice.

         If any action referred to above is brought against the Advisor, and the Advisor gives notice to the Company of the commencement of such action, the Company will, be entitled to participate in such proceeding and, to the extent that it wishes (unless [i] the Company is also a party to such proceeding and the Advisor determines in good faith that joint representation would be inappropriate, or [ii] the Company fails to provide reasonable assurance to the Advisor of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the Advisor and, after notice from the Company to the Advisor of its election to assume the defense of such proceeding, the Company will not, as long as it diligently conducts such defense, be liable to the Advisor under this paragraph for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Advisor in connection with the defense of such proceeding, other than reasonable costs of investigation. If notice is given to the Company of an action or any proceeding and the Company does not, within twenty (20) days after the Advisor's notice is given, give notice to the Advisor of its election to assume the defense of such proceeding, the Company will be bound by any determination made in such proceeding or any compromise or settlement made by the Advisor.

         Notwithstanding the foregoing, if the Advisor determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Advisor may, by notice to the Company, assume the exclusive right to defend, compromise, or settle such proceeding, but the Company will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). It is understood by both parties that should Advisor assume the exclusive right to defend, compromise, or settle any such proceedings as contemplated in this paragraph, it shall be at Advisor's expense.



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Richard D. Ballard - Physicians' Specialty Corp.
May 19, 1997
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         In order to provide just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even thought the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the Advisor, on the other hand, shall contribute to the losses, liabilities, and reasonable expenses to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and the Advisor, on the other hand, and also the relative fault of the Company, on the one hand, and the Advisor, on the other hand, in connection with the statements, acts, or omissions which resulted in such losses, liabilities and expenses and disbursements and the relevant equitable considerations shall also be considered. Notwithstanding the foregoing, the Advisor shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by the Advisor pursuant to this Agreement.

         The Advisor shall indemnify the Company and each person, firm, or corporation in connection with any Transaction for any claim, losses, liabilities, and reasonable expenses which are finally judicially determined to have resulted from the Advisor's bad faith and gross negligence or actions outside the scope of its engagement.

         The Company expressly acknowledges that Advisor is being engaged as an independent financial consultant and is not being engaged as a broker, dealer, or broker-dealer in connection herewith.

4. Confidentiality. Physicians' Specialty Corp., its employees, agents and advisors (including, without limitation, attorneys, accountants, consultants, financing sources and financial advisors) (collectively, "Representatives"), agree to treat any information concerning the Target which is furnished to the Company by the Advisor (herein collectively referred to as the "Confidential Information") in accordance with the provisions hereof, and to take or abstain from taking certain other actions hereinafter set forth. The term "Confidential Information" also shall be deemed to include all reproductions, summaries, notes, analyses, compilations, studies, interpretations or other documents prepared by the Company which contain, reflect or are based upon, in whole or in part, information furnished to the Company by the Advisor ("Derivative Information"). The Confidential Information will be kept confidential and the Company will not use, duplicate, disclose, or permit the use, duplication or disclosure of any of the Confidential Information in any manner whatsoever, except as expressly permitted by this Paragraph 4. The Company and the Advisor acknowledge that the Company may retain or consult with institutions in connection with the financing of a Transaction. The Company shall not furnish or disclose any Confidential Information to any institution in connection with the financing of the Transaction unless (i) the Company shall have given prior written notice to the Advisor, (ii) the Company and


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Richard D. Ballard - Physicians' Specialty Corp.
May 19, 1997
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the party to whom Confidential Information is to be furnished shall have entered into a confidentiality agreement, and (iii) a copy of such confidentiality agreement is provided to the Advisor. The Company will, at any time upon the request of the Advisor, promptly deliver to the Advisor, or certify destruction of all Confidential Information (and all copies thereof) furnished by or on behalf of the Company pursuant hereto, and all other Confidential Information, (including all Derivative Information) prepared by the Company or its representatives shall be destroyed, and no copy thereof shall be retained. Notwithstanding the return or destruction of the Confidential Information, the Company will continue to be bound by its obligations of confidentiality and other obligations hereunder. The Company agrees that the restrictions contained herein are fair, reasonable and necessary to protect the legitimate interests of the Advisor and that the Advisor would suffer irreparable injury if the Company were to violate any provision of this Paragraph. In the event of a breach or threatened breach of this Paragraph by the Company, the Advisor, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to equitable relief, including injunction and specific performance. The Company waives any requirement for the securing or posting of a bond in connection with the Advisor's seeking or obtaining such relief. In the event of litigation relating to this Paragraph, the prevailing party shall recover its reasonable legal fees incurred in connection with such litigation, including any appeal therefrom.

5. Disclosure of Transaction and Fee Liability. Any documents memorializing any Transaction between the Company and the Target shall be provided to Advisor and shall include language describing the Company's engagement of Advisor pursuant to this Agreement. Further, Advisor reserves the right to produce and issue a tombstone announcement of the Transaction consummated (maintaining the confidentiality of Transaction Consideration).

6. Collection. In the event Advisor prevails in any action against the Company to enforce collection of amounts due or other rights due Advisor under this Agreement, the Company agrees to pay Advisor's legal and other collection costs.

7. Term of Agreement. This agreement may be terminated by the Company or the Advisor at any time upon 90 days written notice to the other, provided, however, notwithstanding such termination, (i) the provisions hereof relating to compensation, including compensation payable by reason of events following such termination, (ii) the provisions for indemnification set forth in Paragraph 3 hereof, (iii) the provisions relating to confidentiality set forth in Paragraph 4 hereof, and (iv) the provisions of Paragraph 5 through 11 hereof shall remain in full force and effect.


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Richard D. Ballard - Physicians' Specialty Corp.
May 19, 1997
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8.       Governing Law and Submission to Jurisdiction.  The understanding expressed herein shall be governed by the laws of the State of Georgia governing contracts made and to be performed in such State, without giving effect to principles of conflicts of law.

         Each party submits to the jurisdiction of any state or federal court sitting in Atlanta, Georgia, in any action or proceeding arising out of or related to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party waives any defense of inconvenient forums to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect hereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

9. Successors and Assigns. This agreement shall be binding upon and shall inure to the benefits of the parties hereto and their respective successors and assigns.

10. Counterparts. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed the same document.

11. Prior Relations. The Company expressly acknowledges that it has been advised that the Advisor may have provided investment banking and other services in the past to one of more Target(s) and may provide such services to one or more Target(s) and/or its affiliates in the future, so long as such endeavors do not violate the exclusivity and non-competition provisions existing in that certain employment agreement entered into by and between Gerald R. Benjamin and Physicians' Specialty Corp. dated November 26, 1996.

         Please confirm your agreement to the foregoing by signing and returning to us the enclosed of this letter.

                                               PREMIER HEALTHCARE A
                                               Division of Bock, Benjamin & Co.

                                               By: /s/ Gerald R. Benjamin
                                                  ------------------------------
                                                  Gerald R. Benjamin, Principal

Agrees as of the date first set forth above:


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Richard D. Ballard - Physicians' Specialty Corp.
May 19, 1997
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PHYSICIANS' SPECIALTY CORP.

By: /s/ Richard D. Ballard
   ------------------------------
   Richard D. Ballard
   Chief Executive Officer



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                                 EXHIBIT "B"
               PREMIER HEALTHCARE/PHYSICIANS' SPECIALITY CORP.
                         AGREEMENT DATED MAY 19, 1997


Success Fee Formula:

Lehman based success fee payable in connection with a Transaction equal to 5% of the initial $1.0 million of Transaction Value, 4% of the next $1.0 million of Transaction Value, 3% of the next $1.0 million of Transaction Value, 2% of the next $1.0 million of Transaction Value, and 1% of all amounts of Transaction Value in excess of $4.0 million. For purposes of this Exhibit "B", Transaction Value shall be defined as the product of (X) the pro-forma annual management fee to be derived by the Company in connection with the proposed Transaction; and
(Y) six and one-quarter (6.25). Should an acquired practice merge into or with an existing affiliated Company practice, the pro-forma management fee shall be determined by applying the then existing management fee percentage to the pro-forma revenues generated by the Target in connection with the proposed Transaction. Should a Target execute a management agreement with the Company providing for a management fee to be derived based upon a factor other than Revenues (i.e., margin before physician compensation and benefits), for purposes of this Agreement the management fee shall be converted to a percentage of Revenues.

One hundred percent (100%) of the estimated Success Fee shall be payable in cash at Closing with a reconciliation of the pro-forma management fee to actual performed on the anniversary date following Closing. Should the re-computed Transaction Value (utilizing the actual management fee derived in connection with a Transaction multiplied by 6.25) yield a Success Fee differing from the amount paid Advisor at closing, the difference shall be payable in cash by the Company or the Advisor within 25 days following the anniversary date of Closing. Should this Agreement be terminated by either party, unremitted Success Fee(s) due to or payable by Advisor, if any, shall be due and payable as if no such termination occurred.

By way of example, a Transaction with a pro-forma annual management fee of $1.0 million would result in Transaction Value of $6.25 million, yielding an estimated Success Fee payable (before any offset pursuant to Article 2(a) of the Agreement) of one hundred sixty-two thousand five hundred dollars ($162,500), all of which would be payable at Closing. Assuming that the initial actual year one management fee realized in connection with this transaction is $1.25 million, a final payment due Advisor of fifteen thousand six hundred twenty-five dollars ($15,625) would be due and payable within 15 days of the anniversary following Closing ($1.25 mil. x 6.25 = $7,812,500 Transaction Value; Lehman Fee related thereto equals $178,125, less amount paid at Closing of $162,500 equals $15,625).